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                                                       EXHIBIT F


                                                 January 7, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re: Consolidated Natural Gas Company, et al.
              SEC File Number 70-8981

Dear Madams and Sirs:

     The following opinion is rendered in accordance with the requirements of Exhibit F to Form U-1 under the Public Utility Holding Company Act of 1935 (the "Act") with respect to certain transactions proposed by Consolidated Natural Gas Company ("Consolidated"), CNG Energy Services Corporation ("Energy Services") and CNG Power Company ("CNG Power") in the Application-Declaration at SEC File No. 70-8981, as amended ("Application"). The transactions proposed in the Application are described below and are hereinafter referred to as the "Proposed Transactions."

      Energy Services is a wholly-owned nonutility subsidiary of Consolidated. CNG Power is a wholly-owned subsidiary of Energy Services and is engaged principally in the power generation business. Consolidated, Energy Services and Power Company are collectively referred to herein as the "Companies."

     Consolidated proposes that Power Company become the primary vehicle for the CNG System to invest in exempt wholesale generators ("EWGs"), as defined in
Section 32(a) of the Act, within the United States. Investments in EWGs by Power Company will be made using internally generated funds of Consolidated and will accordingly be outside the authorizations sought in the Application and subject to the limitations of Rule 53 promulgated under the Act.

     Special purpose subsidiaries ("Intermediate Companies") to be exclusively engaged in activities to facilitate the consummation of investments in EWGs may be formed by CNG Power. Intermediate Companies may acquire interests in other corporations, joint ventures, partnerships, limited liability companies and other investment entities created for the purpose of investing in EWGs.

     The Application seeks authority for Consolidated, Energy Services, CNG Power and Intermediate Companies to enter guarantee arrangements, obtain letters of credit, and otherwise provide credit support with respect to EWG related obligations of their respective subsidiaries (including EWGs





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themselves) to third parties as may be needed and appropriate.   The maximum
aggregate limit on all such credit support by Consolidated, Energy Services, CNG Power and its subsidiaries at any one time would be $150 million. Credit support authorization would be for the period ending December 31, 2002.

     Energy Services and its affiliates may perform services or construction for, or sell goods to, an EWG in which CNG Power has acquired an interest. These activities would be at market rates if the EWG does not provide services, construction or goods directly or indirectly to Consolidated System utility affiliates located in the United States. Energy Services and its affiliates may contract with Consolidated associate companies in order to provide the above services, construction and goods. Such activities involving nonutility associates may be at either cost or market; provided, however, that services, construction and goods from nonutility associates substantially involved in the provision of services, construction or goods to Consolidated domestic utility associates would be at cost.

     Energy Services has authorized capital of 4,000 shares of common stock, $1.00 par value per share ("Common Stock"). The Application seeks authority to
(i) change the par value of each share of Common Stock from $1.00 to $10,000 and (ii) increase Energy Services' Common Stock equity authorization to 50,000 shares of common stock, $10,000 par value per share. Each outstanding share of $1.00 par value would be converted into a share of $10,000 par value through the transfer of $9,999 per share from the capital in excess of par value account to the capital stock account.

     I have examined the certificates of incorporation and bylaws of the Companies; corporate actions of the Companies relating to the Proposed Transactions to date; the Application and all amendments thereto to date; and such other documents, records, laws and other matters as I deemed relevant and necessary for the purposes of this opinion.

     Based on such examination and relying thereon, I am of the opinion that when the Commission permits the Application to become effective, all requisite action will have been taken by the Companies with respect to such Proposed Transactions, except the actual carrying out thereof.

     In the event the Proposed Transactions are consummated in accordance with the Application as amended, I am of the opinion that:

    (a) No state commission has jurisdiction of the Proposed Transactions;

    (b) All state laws applicable to the Proposed Transactions will have been complied with;




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    (c) The Companies are validly organized and duly existing;

    (d) The direct or indirect guarantees and other credit support arrangements of each of the Companies will be the valid and binding obligations of each such respective corporation; and

    (e) The consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by Consolidated or any associate company thereof.

     I hereby consent to the use of this opinion in connection with the filing being made contemporaneously herewith in the proceeding under the above referenced file number.

                              Very truly yours,

                              N. F. Chandler
                              Attorney